Exhibit 99.1

Macquarie Infrastructure Company LLC

600 Fifth Avenue
21st Floor
New York, NY 10020
USA

Media Release

MACQUARIE INFRASTRUCTURE COMPANY TO ACQUIRE LAS VEGAS AIRPORT SERVICES BUSINESS

NEW YORK, May 31, 2005 - Macquarie Infrastructure Company, (NYSE : MIC) advises it has entered into an agreement to acquire Nevada-based airport services facility, Las Vegas Executive Air Terminal (LVE).

LVE is an established fixed base operation (FBO) facility operating out of McCarran International Airport in Las Vegas, Nevada under the terms of a 30 year lease granted in 1996. LVE is one of two FBO facilities at McCarran.

The agreement provides for the acquisition of 100% of the membership interests in Eagle Aviation Resources, Ltd., a Nevada limited liability company doing business as Las Vegas Executive Air Terminal for a total purchase price of $58 million (subject to working capital adjustments). In addition to the purchase price, it is anticipated that a further $2.4 million will be paid by MIC to cover transaction costs and to pre-fund capex for the facility.

The acquisition will be financed initially with a portion of cash proceeds from MIC’s initial public offering. Subsequently, the Company will evaluate the introduction of a separate or an expanded existing debt facility for a portion of the purchase price in order to optimize shareholder returns.

Chief Executive Officer of MIC, Mr Peter Stokes said, “LVE meets MIC’s investment criteria and supports our strategy to acquire established businesses that will produce attractive, risk-adjusted returns and sustainable yields to our investors. MIC anticipates that the addition of LVE to its airport services business will be yield accretive.

“Las Vegas Executive Air Terminal is a high-quality FBO facility servicing one of the fastest growing regional economies in the United States. According to recent US Census Bureau data, Nevada is forecast to experience the largest state population percentage growth in the United States over the next 25 years.

Australian banking regulations that govern the operations of Macquarie Bank Limited and all of its subsidiaries, including the Company’s manager, require the following statements. Investments in Macquarie Infrastructure Company Trust are not deposits with or other liabilities of Macquarie Bank Limited or of any Macquarie Group company and are subject to investment risk, including possible delays in repayment and loss of income and principal invested. Neither Macquarie Bank Limited nor any other member company of the Macquarie Group guarantees the performance of Macquarie Infrastructure Company Trust or the repayment of capital from Macquarie Infrastructure Company Trust.

“LVE has a strong customer value proposition, having recently expanded its facilities in 2003. Following its integration into MIC’s Atlantic airport services business, we believe the location and characteristics of this additional FBO will prove a valuable addition to the existing network of facilities,” Mr Stokes said.

Completion of the acquisition is subject to regulatory and other approvals, including approval of the relevant airport authority and customary closing conditions. MIC management anticipates financial close to occur during the third quarter of 2005.

Macquarie Securities (USA) Inc. acted as financial advisor to Macquarie Infrastructure Company on the transaction.

About Macquarie Infrastructure Company

MIC owns, operates and invests in a diversified group of infrastructure businesses, which provide basic, everyday services, in the United States and other developed countries. MIC’s businesses and investments consist of an airport services business (Atlantic and AvPorts), an airport parking business (PCAA and Avistar) and a district energy business (Thermal Chicago and Northwind Aladdin), a 50% interest in the company that operates the Yorkshire Link Shadow toll road and investments in South East Water, a UK regulated water utility and in Macquarie Communications Infrastructure Group.

For further information, please visit the Company’s website, www.macquarie.com/mic

For further information, please contact:

Investor Enquiries	Media Enquiries
Jay A. Davis	Alex Doughty
Investor Relations	Corporate Communications
Macquarie Infrastructure Company	Macquarie Infrastructure Company
(212) 548-2593	(212) 548-2740